AMENDMENT AND MODIFICATION TO
                                 LOAN AGREEMENT

     THIS AMENDMENT AND MODIFICATION TO LOAN AGREEMENT (the "Amendment") is made effective the 17th day of December, 1998, among THE JPM COMPANY, a Pennsylvania corporation ("Borrower"), FIRST UNION NATIONAL BANK (successor by merger to CoreStates Bank, N.A.) in its capacity as agent ("Agent"), and the financial institutions listed on Schedule B attached hereto and made a part of this Amendment (each a "Lender" and collectively the "Lenders").

                                   BACKGROUND

     Pursuant to that certain Loan Agreement dated April 9, 1998 by and among Borrower, Lenders and Agent (the "Loan Agreement"), Lenders agreed, inter alia, to make available to Borrower a revolving credit facility in the Maximum Amount of up to Sixty Million Dollars ($60,000,000.00).

     Borrowers have requested that Lenders increase the Maximum Amount of the Revolver to $70,000,000.00, which Lenders are willing to do on the terms set forth herein.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.

(1) Each of the following definitions contain in Section 1 of the Loan Agreement is hereby amended and restated to be as follows:

               "1.31 "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) Adjusted EBITDA minus Unfunded Capital Expenditures to (b) the sum of Interest Expense and current maturities of long term Indebtedness for such period; all as determined on a Consolidated Basis and in accordance with GAAP."


               1.40. "Lender Indebtedness" shall mean all obligations and Indebtedness of Borrower or any other Obligor to any Lender, whether now or hereafter owing or existing, arising under or in connection with the Revolver, the Swingline Loans or any other credit facility or credit accommodation extended to any Obligor under this Agreement or the Loan Documents, including without limitation, all obligations to reimburse any Lender for payments made by any Lender pursuant to any Letter of Credit or any other letter of credit issued for the account or benefit of Borrower or any other Obligor by such Lender, principal, interest and other sums at any time owing to CoreStates under or in connection with the CoreStates Line, all obligations and Indebtedness of any Obligor to CoreStates or any other Lender under the Hedge Agreement or under any other swap, collar, cap or other interest rate protection agreement entered into by any Obligor with any Lender in connection with the Loan Documents, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower or any other Obligor to or for the benefit of any Lender under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower or any other Obligor with any Lender based on or arising in connection with this Agreement, together with all interest, fees, costs, expenses and other sums payable in connection with any of the foregoing."

               "1.47   "Maximum    Amount"   means   Seventy   Million   Dollars
          ($70,000,000.00) ."

(1)  The  following  definitions  are  hereby  added  to  Section  1 of the Loan
     Agreement:

               "1.3A  "Adjusted  EBITDA"  means,  for  any  period  on or  after
          September  30,  1998,  EBITDA  for  such  period  calculated   without
          including the $1,400,000 in one-time charges incurred by Borrower and/or its Subsidiaries in connection with the closing of Borrower's former facility located in South Carolina."

               "1.76 "Unfunded Capital Expenditures" means Capital Expenditures other than (a) those funded by long term Indebtedness permitted under
          Section 7.3(b) or (c) hereof; and (b) up to $5,500,000.00 in expenditures to effect renovations/additions by Borrower and/or its Subsidiaries to their existing plants located in Mexico and the Czech Republic, respectively, provided that such expenditures are financed on or before March 31, 1999 with purchase money Indebtedness on terms and conditions acceptable to Agent and Lenders and any proceeds of such Indebtedness not used to finance such expenditures are used to reduce the outstanding principal balance of the Revolver."

2. PRO RATA SHARES. To evidence each Lender's increased Pro Rata Share of the Revolver, Schedule B to the Loan Agreement is hereby deleted and replaced with the revised Schedule B attached hereto.

3. AMENDED AND RESTATED NOTES. To further evidence the increase in the Maximum Amount of the Revolver from $60,000,000.00 to $70,000,000.00, Borrower shall execute and deliver to each Lender an Amended and Restated Revolver
     Note in the form attached hereto as Schedule A (collectively, the "Amended and Restated Revolver Notes"). The aggregate principal amount of all of the Amended and Restated Revolver Notes shall equal $70,000,000.00. All references in the Loan Agreement and in each of the other Loan Documents to the "Revolver Notes" or a "Revolver Note" shall mean the Amended and Restated Revolver Notes and each Amended and Restated Revolver Note, as applicable. Neither the execution and delivery of the Amended and Restated Revolver Notes nor this Amendment shall constitute a novation, release, waiver, satisfaction, accord or accord and satisfaction of any of the Indebtedness evidenced by the original Revolver Notes, which Indebtedness shall be deemed advanced and outstanding under the Amended and Restated Revolver Notes.

4. LIMITATIONS ON INDEBTEDNESS. The following is hereby added to Section 7.3 of the Loan Agreement as Subparagraph (f) thereof and shall constitute an additional exception to the general prohibition on the creation by a Covered Person of any Indebtedness as contained in such Section 7.3.

               "(f) purchase money Indebtedness incurred by Borrower and/or any of its Subsidiaries in the aggregate maximum principal amount of up to $5,500,000.00 to finance renovations/additions to their existing plants located in Mexico and the Czech Republic, respectively, provided that (i) the terms and conditions of such Indebtedness are acceptable to Agent and Lenders, and (ii) such Indebtedness is effected on or before March 31, 1999, and (iii) the net proceeds of such Indebtedness not used to complete such renovations/additions are used to reduce the outstanding principal balance of the Revolver and
          (iv) the security for such Indebtedness is limited to the property and plants being improved and the Guaranty of Borrower."

5. INVESTMENTS AND LOANS. The following is hereby added to Section 7.4 of the Loan Agreement as subparagraph (n) thereof and shall constitute an additional exception to the general prohibition on the creation by Borrower or any of its Subsidiaries of investments in or loans or extensions of credit to any Person as contained in such Section 7.4, and which exception was consented to by Agent and Lenders in that certain letter agreement dated October 22, 1998:

               "(n) Loans and advances to officers provided that (i) the total principal amount of all such loans outstanding at any time, including any of such loans outstanding on the date hereof, shall not exceed $500,000.00, (ii) such loans shall be evidenced by promissory notes payable to Borrower which are assigned to Agent as additional collateral, and (iii) all such notes shall provide for repayment in full upon the first to occur of (x) March 31, 1999 or (y) such date as the closing price per share of Borrower's stock on the NASDAQ National Market System (or if no such closing price is so reported, the closing price or bid price on such exchange or market as Borrower's stock is traded) equals or exceeds $10.00 per share for ten (10) consecutive trading days."

6. GUARANTIES. Section 7.5 of the Loan Agreement is hereby amended to be as follows:

              "7.5 Guaranties. Except for the execution and delivery by Borrower of an unsecured guaranty and/or unsecured suretyship agreement for the Indebtedness permitted under Section 7.3(f) of this Agreement, no Covered Person will directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person."

7. DISPOSITION OF ASSETS. Section 7.6 of the Loan Agreement is hereby amended to be as follows: "7.6 Disposition of Assets. No Covered Person will sell, lease, transfer or otherwise dispose of all, substantially all, or any material portion of its property or assets, except for sales of inventory in the ordinary course for fair consideration; provided, however, that a Covered Person may, provided that no Event of Default exists, sell or dispose of assets if (a) done so in the ordinary course of its business and the aggregate value of all such assets does not exceed $250,000.00 in any one fiscal year, or (b) the sale is of Borrower's real estate located in South Carolina and in connection with the scheduled termination of Borrower's operations at such property, or (c) the sale is of the facilities owned by Borrower or its Subsidiaries located in Mexico and the Czech Republic, respectively, and (i) the terms and conditions of such sale (including a sale and lease back transaction) are acceptable to Agent and Lenders, and (ii) the net proceeds of such sale/sale and leaseback are used to reduce the outstanding principal balance of the Revolver."


8. TOTAL INDEBTEDNESS TO TOTAL CAPITAL. Section 8.1 of the Loan Agreement is hereby amended to be as follows:

               "8.1 Total Indebtedness to Total Capital. Borrower and its Subsidiaries shall maintain a ratio of Total Indebtedness to Total Capital of not more than (i) sixty-seven and one-half percent (67
          1/2%) as of September 30, 1998 and as of the end of each fiscal quarter thereafter through and including September 30, 1999; (ii) sixty-five percent (65%) as of December 31, 1999 and as of the end of each fiscal quarter thereafter through and including March 31, 2000; and (iii) sixty percent (60%) as of June 30, 2000 and as of the end of each fiscal quarter thereafter."

9. TOTAL INDEBTEDNESS TO ANNUALIZED EBITDA. Section 8.2 of the Loan Agreement is hereby amended to be as follows:

               "8.2 Total Indebtedness to Annualized EBITDA. Borrower and its Subsidiaries shall maintain a ratio of Total Indebtedness to Annualized EBITDA of not more than 3.50 to 1.0. For purposes of the foregoing, Annualized EBITDA means Borrower's Adjusted EBITDA adjusted to include newly acquired Subsidiaries or operations if Borrower has delivered to Agent and Lenders audited financial statements for such new Subsidiary or operations, together with projected statements for such Subsidiary or operations for the four fiscal quarters following consummation of the acquisition, all in form acceptable to Agent."

10. ADDITIONAL DOCUMENTS. Borrower covenants and agrees to execute and deliver, and to cause to be executed and delivered to Agent any and all other documents, agreements, corporate resolutions, certificates and opinions as Bank shall request in connection with the execution and delivery of this Amendment or any other documents in connection herewith.

11. CLARIFICATION Notwithstanding the addition to the Loan Agreement of a definition of Adjusted EBITDA, the ratio of Funded Debt to EBITDA used to determine the Applicable Base Rate Margin and the Applicable Libor Rate Margin as described on Schedule A to the Loan Agreement shall continue to utilize EBITDA in its calculations and not Adjusted EBITDA.

12. REFERENCES. All references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement as amended by this Amendment. All references in the Loan Agreement and the other Loan Documents to the "Loan Documents" shall include, without limitation, this Amendment, the Amended and Restated Revolver Notes and any and all other instruments or agreements executed in connection with or pursuant to this Amendment.

13.  FURTHER AGREEMENTS AND REPRESENTATIONS. Borrower does hereby:

(1) ratify, confirm and acknowledge that the Loan Agreement, as amended hereby, and the other Loan Documents are valid, binding and in full force and effect;

(2) covenant and agree to perform all obligations of Borrower contained herein, in the Amended and Restated Revolver Notes and under the Loan Agreement, as amended, and the other Loan Documents;

(3) acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents or the enforcement of any of the terms of the Loan Agreement, as amended, the Amended and Restated Revolver Notes or the other Loan Documents;

(4) acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(5) represent and warrant that no Event of Default (as defined in the Loan Agreement or any of the other Loan Documents) or event which with the giving of notice or passage of time or both would constitute such an Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(6) acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and does not constitute a release, termination or waiver of any existing Event of Default or of any liens, security interests, suretyship obligations, pledges, rights or remedies granted to the Agent and/or the Lenders therein, which liens, security interests, suretyship obligations, pledges, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Lender Indebtedness, including, without limitation, all obligations of Borrower to Agent and Lenders under the Loan Agreement, as amended hereby, the Amended and Restated Revolver Notes and the other Loan Documents, including, without limitation, this Amendment; and

(7) acknowledge and agree that Borrower's failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents.

14. FEES. Upon execution of this Amendment, Borrower shall pay to Agent for the pro rata benefit of Lenders the following fees, which fees are fully earned by Lenders and are non refundable:

(1)  Amendment Fee of $75,000.00 (.125% of the original Maximum Amount); and

(2)  Closing  Fee of  $25,000.00  (.25% of the  $10,000,000.00  increase  in the original Maximum Amount).

15. COSTS AND EXPENSES Expressly in addition to the fees payable under Paragraph 14 above, Borrower shall pay all of Agent's costs and expenses in connection with the review, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated herein, including, without limitation, fees, disbursements and expenses of counsel retained by Agent and all fees related to filings, recording of documents and searches.

16. INCONSISTENCIES. To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail. All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

17. NO WAIVER/COUNTERPARTS. Nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by the Agent or Lenders of any rights or remedies available to any of them at law or in equity or as provided in the Loan Agreement or the other Loan Documents. This Amendment may be executed in multiple counterparts.

18. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

20. HEADINGS. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                                     THE JPM COMPANY

                          By: _____________________________________________

                          Name/Title:______________________________________


                          AGENT:
                          FIRST UNION NATIONAL BANK, as Agent

                          By:
                              Paul S.  Phillips,  Senior Vice President

                          ISSUING BANK:
                          FIRST  UNION   NATIONAL   BANK,  as Issuing Bank

                          By:
                               Paul S.  Phillips,  Senior Vice President

                          LENDERS:
                          FIRST  UNION   NATIONAL   BANK,  as Lender

                          By:
                               Paul S.  Phillips,  Senior Vice President

                          MELLON BANK, N.A.

                          By:
                               George A.  Hennessy,  Vice President

                          NATIONSBANK, N.A.

                          By:
                          Name/Title:

                          PNC BANK, NATIONAL ASSOCIATION

                          By:                                            _
                          Name/Title:

                           ACKNOWLEDGMENT AND CONSENT

     The undersigned Guarantors hereby acknowledge and consent to the foregoing Amendment and Modification to Loan Agreements ("Amendment") and do further agree that (i) all sums advanced under the Amended and Restated Revolver Notes constitute "Guaranteed Obligations" under the terms of their respective Surety Agreements dated April 9, 1998 in favor of Agent (the "Guarantees"); (ii) the foregoing Amendment shall not constitute a release or waiver of any of the obligations of the undersigned to the Agent and/or the Lenders under any of the Guarantees, all of which are hereby ratified, confirmed and continued; and (iii) any lien, security interest or assignment granted to Agent and/or Lenders by Guarantors do and shall secure all obligations of Borrower under the Amended and Restated Revolver Notes.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed this Acknowledgment and Consent, effective as of the date of the foregoing Amendment.


                          JPM TECHNOLOGY, INC.

                          By:
                          Name/Title:


                          THE JPM COMPANY OF DELAWARE, INC.


                          By:
                          Name/Title:


                          DENRON, INC.

                          By:
                          Name/Title:



                                   SCHEDULE B

LENDER                       PRO RATA PERCENTAGE                PRO RATA SHARE

First Union National Bank          37.5%                      $26,250,000.00
Mellon Bank, N. A.                 25.0%                      $17,500,000.00
PNC Bank, National Association     16.67%                     $11,666,667.00
NationsBank, N. A.                 20.83%                     $14,583,333.00

         TOTAL                    100.00%                     $70,000,000.00



LENDERS AND ADDRESSES

First Union National Bank (successor
by merger to CoreStates Bank, N.A.)
PA6464
PO Box 1102
600 Penn Street
Reading, PA  19603
Attention:  Paul S. Phillips, Senior Vice President
PH:  610/655-1195
FX:  610/655-1027



With a copy to :
Wolf, Block, Schorr and Solis-Cohen LLP
350 Sentry Parkway - Bldg. 640
Blue Bell, PA  19422
Attention: Katherine F. Bastian, Esquire
PH:      610/941-2454
FX:      610/238-0305/0374

Mellon Bank, N.A.
10 South Second Street
Harrisburg, PA  17101-1010
Attention: George Hennessy, Vice President
PH:      (717) 777-3359
FX:      (717) 777-3363

with a copy to:

Reed, Smith, Shaw & McClay
2500 One Liberty Place
Philadelphia, PA  19103-7301
Attention: Tobey M. Daluz, Esquire
PH:  (215) 851-8192
FAX: (215) 851-1420

PNC Bank, National Association
4242 Carlisle Pike
Camphill, PA  17011
Attention: Tom Dilworth, Vice-President
FX: 717/730-2387

With a copy to:

PNC Bank, National Association
1600 Market Street, 28th Floor
Philadelphia, PA  19103
Attention: Stephen D. Chopnick, Senior Counsel
FX:      215/585-8713

NationsBank, N.A.
1901 Main Street, 3rd Floor
Columbia, SC  29201
Attention: Elizabeth Climer, Assistant Vice-President
PH:  (803) 255-7469
FAX:  (803) 255-7480

With a copy to:

Nexsen, Pruet, Jacobs & Pollard
1441 Main, Suite 1500
Columbia, SC 29201
Attention: Alan M. Lipsitz, Esquire
PH:  (803) 253-8259
FAX:  (803) 253-8277

                                   SCHEDULE I

                                       TO

                  AMENDMENT AND MODIFICATION OF LOAN AGREEMENT